Exhibit 99.3

Charlotte Russe Holding, Inc.

Consolidated Condensed Balance Sheets

(amounts in 000’s)

(unaudited)

	FISCAL 2004				FISCAL 2005				FISCAL 2006
	1st Quarter (12/03)	2nd Quarter (3/04)	3rd Quarter (6/04)	Fiscal Year-end (9/04)	1st Quarter (12/04)	2nd Quarter (3/05)	3rd Quarter (6/05)	Fiscal Year-end (9/05)	1st Quarter (12/05)	2nd Quarter (3/06)	3rd Quarter (6/06)	Fiscal Year-end (9/06)
ASSETS
Cash & cash equivalents	$39,805	$40,920	$40,151	$30,658	$41,735	$39,814	$33,711	$33,636	$59,986	$52,588	$65,537	$0
Inventory	28,199	30,907	30,463	39,918	31,005	36,370	43,774	46,123	42,244	49,564	52,693	0
Other current assets	4,397	2,768	4,129	7,605	7,779	7,521	5,983	11,091	7,963	6,173	6,419	0
Deferred tax assets	5,300	5,800	6,000	6,300	6,300	6,700	6,900	7,450	7,800	16,400	15,700	0
Current assets – discontinued operations	6,419	6,924	9,372	9,707	7,912	8,329	10,021	12,021	9,670	7,033	2,852	0

Total current assets	84,120	87,319	90,115	94,188	94,731	98,734	100,389	110,321	127,663	131,758	143,201	0
Fixed assets, net	143,676	142,071	142,080	151,735	151,573	151,558	159,965	166,849	169,401	162,890	163,454	0
Goodwill	28,790	28,790	28,790	28,790	28,790	28,790	28,790	28,790	28,790	28,790	28,790	0
Other assets	394	968	1,050	314	320	319	269	592	525	540	529	0
Long-term assets – discontinued operations	25,503	24,925	25,686	26,653	26,189	25,104	23,959	22,584	21,945	0	0	0

Total assets	$282,483	$284,073	$287,721	$301,680	$301,603	$304,505	$313,372	$329,136	$348,324	$323,978	$335,974	$0

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities–
Accounts payable, trade	$17,117	$25,490	$22,945	$22,139	$17,412	$26,200	$25,117	$28,077	$23,602	$28,225	$27,003	$0
Accounts payable, other	5,383	2,615	2,027	8,750	5,122	3,260	6,539	6,777	8,312	5,102	6,019	0
Accrued payroll and related expense	5,325	4,125	5,303	3,787	4,997	3,031	4,614	3,220	6,686	4,512	6,475	0
Income and sales taxes payable	7,213	3,615	2,061	1,971	3,622	2,430	2,477	3,096	7,175	3,005	4,307	0
Other current liabilities	12,656	9,356	9,726	9,370	13,101	9,370	9,415	10,026	15,965	8,491	8,146	0
Current liabilities – discontinued operations	5,017	6,906	7,306	5,080	4,768	6,555	7,205	7,457	5,193	4,577	15,326	0

Total current liabilities	52,711	52,107	49,368	51,097	49,022	50,846	55,367	58,653	66,933	53,912	67,276	0
Deferred rent	74,905	75,814	75,738	80,082	79,638	81,308	84,726	91,853	93,498	91,651	92,514	0
Other liabilities	319	317	43	44	44	43	44	44	44	44	44	0
Deferred tax liabilities	2,100	2,800	2,800	3,700	4,000	4,200	2,100	1,440	1,300	1,790	1,060	0
Long-term liabilities – discontinued operations	9,835	9,884	10,630	11,144	11,057	10,808	10,366	10,036	9,760	9,486	0	0

Total liabilities	139,870	140,922	138,579	146,067	143,761	147,205	152,603	162,026	171,535	156,883	160,894	0
Total stockholders’ equity	142,613	143,151	149,142	155,613	157,842	157,300	160,769	167,110	176,789	167,095	175,080	0

Total liabilities and stockholders’ equity	$282,483	$284,073	$287,721	$301,680	$301,603	$304,505	$313,372	$329,136	$348,324	$323,978	$335,974	$0

NOTE: As discussed in the press release issued by the Company on July 20, 2006, all previously reported periods have been reclassified to reflect all but a few of the Rampage stores as discontinued operations as these store operations met the criteria for classification of being held for sale as of the end of the third quarter of fiscal 2006.